                                     FORM OF
                          ARTICLES OF INCORPORATION OF
       In compliance with Chapter 607 and / or Chapter 621, F.S. (Profit)

                                ARTICLES I NAME
The name of the corporation shall be:
                    AMALGAMATED RESOURCES TECHNOLOGIES, INC.

                          ARTICLE II PRINCIPAL OFFICE
The principal place of business and mailing address of the corporation shall be:
                              292 SOUTH COUNTY ROAD
                          Suite 109 PALM BEACH FL 33480

                              ARTICLE III PURPOSE
Organized as a holding company for assets, patents, rights, shares, stock, bonds and companies

                               ARTICLE IV SHARES
The number of shares of stock that this corporation is authorized to have outstanding at any one time is:

                               100,000,000 SHARES

                    ARTICLE V INITIAL OFFICERS AND DIRECTORS
PRESIDENT / CEO                                                 AMAL RAMPADARUTH
CHAIRMAN / CFO                                            JADOOMANEE RAMPADARUTH
EXECUTIVE VICE PRESIDENT                                       ARUNA RAMPADARUTH
EXECUTIVE VICE PRESIDENT                                     NATACHA RAMPADARUTH

                          ARTICLE VI REGISTERED AGENT
The name and Florida address of the registered agent is:
                              Mr. AMAL RAMPADARUTH
                         292 SOUTH COUNTY RD. SUITE 109
                              PALM BEACH, FL 33480

                            ARTICLE VII INCORPORATOR
The name and address of the Incorporator is:
                           Mr. JADOOMANEE RAMPADARUTH
                        292 SOUTH COUNTY ROAD, SUITE 109
                              PALM BEACH, FL 33480

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

/s/ Amal Rampadaruth
    Registered Agent                                 Wednesday, January 30, 2002

/s/  Jadoomanee Rampadaruth
     Incorporator                              Date:  Wednesday, January 30,2002

Filed on 07 February, 2002

Exhibit 3.1(a)

                                     FORM OF
                              ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                    AMALGAMATED RESOURCES TECHNOLOGIES, INC.

The Articles of Incorporation of the above-named corporation (the "Corporation"), filed with the Department of State on the 7th Day of February 2002, and assigned
Document Number P02000015672, is hereby amended pursuant to the provisions of
Section 607.1006, Florida Statutes. This Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:   ARTICLE IV - CAPITAL STOCK

This Corporation is authorized to issue an aggregate of ONE HUNDRED FIVE MILLION
(105,000,000) shares as follows:

        o   ONE HUNDRED MILLION (100,000,000) shares of common stock, $.0001 par value per share; and
        o   FIVE MILLION (5,000,000) shares of Class A common stock, $.0001 par value per share, having 10 votes per share.

SECOND:  If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:
         Not applicable

THIRD:   The date of the amendment's adoption was January 04, 2003.

FOURTH:  The amendment was adopted by the board of directors without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation this 04thday of January 2003.

By:  /s/  Amal Rampadaruth
----------------------------------------
          Amal Rampadaruth
          President/Director
          292 south County Road, Suite 109
          Palm Beach
          Florida 33480
          Tel (561) 659 9054
          Fax

Filed January 8, 2003

Exhibit 3.1(b)
                              ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                    AMALGAMATED RESOURCES TECHNOLOGIES, INC.

The Articles of Incorporation of the above-named corporation (the Corporation), filed with the Department of State on the 2nd Day of February, 2002 and assigned number PO2000015672 and subsequently amended on January 8, 2003 ref. Letter number 803A00001958, are hereby amended pursuant to the provisions of Section
607.1006, Florida Statutes.

This Florida profit corporation adopts the following articles of amendment to its articles of incorporation.

FIRST:
                                   ARTICLE III
                                PURPOSE (AMENDED)
This corporation is organized for the purpose of transacting any and all lawful business

                                   ARTICLE VI
                    QUORUM FOR STOCKHOLDER`S MEETINGS (ADDED)
Unless otherwise provided for in the Corporation's Bylaws, a majority of shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of shareholders.

                                   ARTICLE VII
                             INDEMNIFICATION (ADDED)
The Corporation shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Florida law existing now or hereinafter enacted.

                                  ARTICLE VIII
                     LIMITATION ON SHAREHOLDER SUITS (ADDED)
Shareholders shall not have a cause of action against the Company's officers, directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Florida. The fact that the Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of
Florida are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intents.

SECOND   If an amendment provides for an exchange, reclassification or cancellation of issued shares,  provisions for implementing the amendment, if not contained in the amendment itself, are as follows:
         Not applicable

THIRD    The date of the amendments' adoption is 21st day of January 2003.

FOURTH   The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendments to the Article of Incorporation this 21st day of January 2003.

By:  /s/  Amal Rampadaruth
          Amal Rampadaruth
          President/Director
          292, South County Road, Suite 109
          Palm Beach
          Florida 33480
          Tel (561) 659 9054

Filed January 27, 2003